Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Wade Bronson, Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy Reports Second-Quarter
Diluted EPS of $0.48
Impact of Strong U.S. Revenue Gains Muted by Planned Investments;
Company Maintains Annual Guidance Range of $3.25 to $3.40

Second-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Aug. 30, 2008	Sept. 1, 2007
Revenue	$9,801	$8,750
Comparable store sales % gain[1]	4.2%	3.6%
Gross profit as % of revenue	24.3%	24.4%
SG&A as % of revenue	20.8%	19.9%
Operating income	$339	$401
Operating income as % of revenue	3.5%	4.6%
Net earnings	$202	$250
Diluted EPS	$0.48	$0.55

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

MINNEAPOLIS, Sept. 16, 2008 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $0.48 per diluted share, for its fiscal second quarter ended on Aug. 30, 2008. A leading retailer of consumer electronics, Best Buy had a decrease in diluted earnings per share of 13 percent, compared with $0.55 per diluted share for the prior-year second quarter. Gains from new store openings, strong comparable store sales of 4.2 percent and share repurchases completed in the last fiscal year were offset by an increase in planned investment spending for strategic growth as well as a modestly lower gross profit rate.

Best Buy’s second-quarter net earnings totaled $202 million, declining by 19 percent, versus $250 million in the prior year’s period. The difference reflected primarily the increase in its investment

1

spending for enhancements to U.S. stores, such as the rollout of Best Buy Mobile to the remainder of its stores, the reset of the GPS selling space, and additional investments in store labor. In addition, the company continued its international expansion, investing in both people and technology to expand its presence in China and prepare for its first stores in Mexico and Turkey. Other factors in the net earnings decline were a slight decrease in the gross profit rate as well as lower investment income, offset in part by the favorable impact of a 12-percent revenue increase.

Second-Quarter Highlights

•                  Total quarterly revenue increased 12 percent to $9.8 billion, driven by gains from new store openings and a comparable store sales increase of 4.2 percent. Domestic revenue grew 12 percent, reflecting the net addition of 124 new stores in the past 12 months and a comparable store sales gain of 5.3 percent.  International revenue increased 10 percent, benefiting from the net addition of 32 new stores in the past 12 months and the positive impact of foreign currency exchange rate fluctuations, which were partially offset by a comparable store sales decline of 1 percent.

•                  The company’s online business continued to grow at a rapid pace. Its domestic online revenue increased by 32 percent, reflecting continued consumer interest in this shopping channel.

•                  The company estimated that its domestic market share increased by approximately 1.6 percentage points compared with the prior year’s period. Best Buy Reward Zone membership increased by 27 percent over the prior year period, to 31 million memberships in the United States.

•                  Customer satisfaction scores reached an all-time high, and employee turnover decreased 19 percentage points on a year-over-year basis, to 49 percent.

•                  As planned, the company completed its deployment of the Best Buy Mobile experience to all 973 existing U.S. Best Buy stores. In Canada, it launched its first two Best Buy Mobile stand-alone stores and five store-within-a-store locations. Best Buy Mobile dramatically improves the customer experience for wireless products in Best Buy stores, and drove a strong double-digit gain in U.S. wireless connections for the fiscal second quarter (including prepaid and postpaid wireless connections as well as air cards).  The company also experienced a nearly triple-digit gain in comparable store sales of mobile phones and accessories.

•                  During the quarter, the company closed on its acquisition of a 50-percent interest in the retail and distribution business of The Carphone Warehouse Group PLC, a retailer of mobile phones and related products and services with 2,400 stores in nine European countries. This new venture is referred to by Best Buy as “Best Buy Europe.”

“We believe our strategic indicators remain strong,” said Brad Anderson, vice chairman and CEO of Best Buy. “Customers are noticing and appreciating the changes we’ve made in our shopping experience. Yet we have some work to do in terms of managing our expenses amid a challenging macro economic environment. We plan to continue our growth investments and reduce our lower-priority spending in order to continue our customer support in the second half.”

“In a challenging environment that finds many of our competitors retrenching, we are growing and opening more new stores,” said Brian Dunn, president and chief operating officer of Best Buy. “We believe it’s prudent for strong companies to distance themselves from their competitors during tough times.  We know that when the world’s most resilient economy rebounds, we’ll be well positioned to benefit from it.”

Second-Quarter Results Include Strong Revenue Growth

For the fiscal 2009 second quarter, Best Buy’s revenue increased 12 percent to $9.8 billion, compared with revenue of $8.8 billion for the second quarter of fiscal 2008. The revenue increase reflected the net addition of 156 new stores in the past 12 months, a comparable store sales gain of 4.2 percent and the favorable impact of foreign currency fluctuations. The comparable store sales gain for the quarter was driven by an increase in the average ticket as the company’s revenue mix continued to shift to larger-ticket items, such as flat-panel TVs, notebook computers and mobile phones.

The gross profit rate for the fiscal second quarter was 24.3 percent of revenue, compared with 24.4 percent in the prior-year period. This modest decline was in line with the company’s expectations and was driven by strong sales of lower-margin items (such as notebook computers and video game consoles). The impact of these unfavorable changes in the revenue mix was largely offset by increased sales of higher-margin mobile phones, supported by the Best Buy Mobile store conversions.

Best Buy’s selling, general and administrative expense rate increased to 20.8 percent of revenue for the fiscal second quarter, compared with 19.9 percent of revenue for the prior year’s fiscal second quarter. Increases in store labor to support the Best Buy Mobile operating model and planned investments in customer-facing labor generated most of the SG&A rate increase. In addition, the company reset the GPS areas of its domestic stores, incurred costs through the conversion of stores to the Best Buy Mobile experience and added Apple store-within-a-store and musical instrument locations within its U.S. Best Buy stores. Last, Best Buy invested in international capabilities and new market entries. Specifically, the company accelerated its investment in both personnel and technology platforms internationally and experienced an increase in operating costs for its locations in China. The company also cited as drivers of higher costs increased spending on labor to support the back-to-school shopping experience, and increased travel expenses.

The company reported investment income and other of $9 million, compared with $22 million in the prior year’s fiscal second quarter. The expected reduction in investment income and other reflected the impact of lower average cash and investment balances and financing costs related to debt incurred in connection with Best Buy Europe.

“We’ve already identified cost savings in the back half of the year, but we will not stop investing in selected growth projects, nor will we make any moves that erode the customer experience,” said Dunn. “Our employees are connecting with our customers, growing our business locally, and we want to thank them for their outstanding efforts.  In the teeth of a tough market, they continue to create better and better experiences for our customers, and our customers are responding by choosing Best Buy over the competition at a convincing rate.”

Company Maintains Annual EPS of $3.25 to $3.40 for Fiscal 2009

Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO, provided updated guidance for the company’s base business, which includes its operations in the United States, Canada and China; its expectations for Best Buy Europe; and its guidance for the total company.

Commenting on the base business, Muehlbauer said, “Our revenue growth for the fiscal second quarter met our expectations. We were very pleased with our domestic comparable store sales gains, especially in light of the macro economy and the discretionary nature of many of our products. While our operating profit rate finished below our expectations for the quarter, we plan to reduce our SG&A spending in the second half both to improve results and to focus on key growth initiatives, recognizing that additional challenges lie ahead of us in this difficult consumer environment. Based on our first-half results and confidence in the areas we control in the balance of the year, we believe our base business will deliver earnings that are largely in line with our original expectations.”

The company now expects a comparable store sales gain for fiscal 2009 in the upper half of its previously disclosed range of 1 percent to 3 percent. Best Buy estimates total revenue for the fiscal year of approximately $44 billion for the base business, which excludes Best Buy Europe. Second-half comparable store sales gains are expected to be lower than the first-half gain of 4.0%, primarily due to macro-economic headwinds and the cessation of government fiscal stimulus checks. Additionally, the expected phasing of second-half results will reflect one week of post-Thanksgiving shopping shifting back into the company’s fiscal fourth quarter. This calendar shift is anticipated to negatively impact its fiscal third-quarter comparable store sales by 2 percent to 3 percent.

The annual gross profit rate of the base business is now expected to decline approximately 10 basis points versus fiscal 2008, while the SG&A rate is expected to de-leverage approximately 30 basis points. As a result, the company now projects an annual operating profit rate of approximately 5 percent of revenue for its base business.

The company also provided updated guidance for Best Buy Europe. As previously reported, the new venture with CPW closed on June 30. Operating results will be reported on a two-month lag and therefore will be included in the company’s international segment, starting with the fiscal third quarter. Best Buy Europe’s operations are expected to be accretive to the enterprise by 3 cents per diluted share for fiscal 2009, inclusive of the costs of financing the $2.2 billion acquisition. Best Buy now expects that Best Buy Europe will add approximately $3.2 billion in revenue to its second half. The operating model for the new venture carries a higher gross profit rate, and a higher SG&A rate, compared with the company’s base business. The expected operating income rate for Best Buy Europe for the back half of this fiscal year is approximately 4 percent including the negative impact of purchase accounting. The company also anticipates its European retail business to have a lower tax rate, compared with the tax rate for the company’s base business.

As previously announced, the company suspended its share repurchase program in May in order to fund this transaction; the dilutive EPS impact of that decision is 5 cents per share for the fiscal year.

The combined effect of the acquisition and the share repurchase suspension is annual earnings dilution of 2 cents per share. This estimate is below prior guidance as the company has now completed the phasing of operating plans for Best Buy Europe and updated its estimates for the purchase accounting of amortization of intangible assets. Additionally, the recent strength of the U.S. dollar is expected to negatively impact the results of Best Buy Europe as incorporated in Best Buy’s financials.

Including the base business projections, the expected accretion from Best Buy Europe and the dilution from the share repurchase suspension, the company anticipates a diluted EPS of $3.25 to $3.40 for fiscal 2009, a year-over-year increase of approximately 7 percent. This guidance assumes revenue of approximately $47 billion, including the impact of new store openings as well as a comparable store sales gain of 2 percent to 3 percent (Best Buy Europe will be excluded from comparable store sales for 14 months). The company also projects capital expenditures of approximately $1.2 billion and a tax rate of 37 percent to 37.5 percent.

The following table summarizes the annual guidance, separately showing the base business, Best Buy Europe and the impact from suspended share repurchases.

Best Buy Enterprise Annual Guidance Summary

	Base Business (Excludes Best Buy Europe)	Best Buy Europe[1]	Impact of Suspended Share Repurchases	Total Enterprise Annual Guidance
Revenue	$44 billion	$3.2 billion	n/a	$47.0 billion
Comparable store sales % gain	2% to 3%	n/a	n/a	2% to 3%
Gross profit as % of revenue	23.8%	35.0%	n/a	24.6%
Gross profit % YoY change	Flat to (10 bps )	n/a	n/a	70 to 80 bps
SG&A % as of revenue	18.8%	31.0%	n/a	19.6%
SG&A % YoY change	(30 bps )	n/a	n/a	(110 to 120 bps )
Operating income as % of revenue	~5.0%	~4.0%	n/a	~5.0%
Operating income % YoY change	(30 to 40 bps )	n/a	n/a	(30 to 40 bps )
Effective tax rate	37.5% to 38.0%	25%	n/a	37.0% to 37.5%
Diluted EPS	$3.25 to $3.40	$0.03	$(0.05)	$3.25 to $3.40

1 The $0.03 of accretion is inclusive of the impact of minority interest earnings (as CPW a 50% shareholder in Best Buy Europe) as well as transaction financing costs.

While Best Buy Europe’s operating results will not be incorporated until the fiscal third quarter, its assets and liabilities are included in the accompanying balance sheet as of Aug. 30, 2008. A summary of that information is provided as a supplemental schedule.

Company’s U.S. Business Gains Share in Most Revenue Categories

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 30, 2008	Sept. 1, 2007	Aug. 30, 2008	Sept. 1, 2007
Revenue	$8,133	$7,234	$15,586	$13,938
Comparable store sales % gain[1]	5.3%	1.7%	4.4%	1.7%
Gross profit as % of revenue	24.9%	25.1%	24.7%	24.9%
SG&A as % of revenue	21.0%	20.2%	20.9%	20.4%
Operating income	$315	$358	$592	$628
Operating income as % of revenue	3.9%	5.0%	3.8%	4.5%

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Best Buy Mobile, U.S. Geek Squad, Magnolia Audio Video, Pacific Sales and Speakeasy operations—reported second-quarter operating income of $315 million, a decrease of $43 million, compared with the prior year’s fiscal second quarter.

The domestic segment’s fiscal second-quarter revenue totaled $8.1 billion, an increase of 12 percent over the prior year’s second quarter. The revenue increase was driven by the net addition of 124 new stores in the past 12 months and a comparable store sales gain of 5.3 percent. The comparable store sales gain reflected an increase in the average transaction amount, which was offset in part by a decline in customer traffic. The company estimated that its U.S. market share rose to a record high in the first calendar quarter of the year, led by gains in the computing and television categories.

The decrease in the operating income rate reflected an 80-basis-point increase in the SG&A rate and a 20-basis-point decrease in the gross profit rate. The increase in the SG&A rate was primarily driven by planned investments, including the operation of more than 900 Best Buy Mobile stores, and investments related to other store projects. The reduction in the gross profit rate reflected a continued shift in the revenue mix to lower-margin notebook computers and video game hardware, which was offset by the benefit of increases in mobile phones and accessories in the revenue mix.

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Aug. 30, 2008	Sept. 1, 2007	Aug. 30, 2008	Sept. 1, 2007
Consumer Electronics	38%	39%	2.0%	(3.3)%
Home Office	34%	31%	15.1%	7.8%
Entertainment Software	16%	17%	0.0%	7.0%
Appliances	5%	6%	(9.8)%	(7.4)%
Services	7%	7%	8.7%	3.2%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	5.3%	1.7%

Domestic comparable store sales gains were driven by flat-panel TVs, notebook computers, mobile phones and video gaming.

The home office revenue category led the domestic revenue growth for the fiscal second quarter. The home office revenue category, which accounted for 34 percent of fiscal second-quarter revenue, had a 15.1-percent comparable store sales gain. A double-digit comparable store sales increase for notebook computers fueled the growth as customers continued to respond to Best Buy’s industry-leading assortment and customer service. Mobile phones and accessories experienced a nearly triple-digit increase comparable store sales and a strong double-digit gain in wireless connections, led by the chain-wide expansion of Best Buy Mobile, which offers an improved assortment and customer service along with independent advice. These gains were partially offset by expected comparable store sales declines in printers and landline phones.

The services revenue category accounted for 7 percent of second-quarter revenue. On a comparable store sales basis, the services category increased 8.7 percent. A double-digit gain in home theater services, a high single-digit gain in computer services and mid single-digit increase in warranty comparable store sales drove the improvement.

Consumer electronics, which represented 38 percent of fiscal second-quarter revenue, posted a 2.0-percent comparable store sales gain. The company enjoyed double-digit comparable store sale increases in flat-panel TVs and GPS products. The total television category posted a low double-digit comparable store sales gain. Projection and tube televisions experienced a strong double-digit comparable store sales decline as consumers continued to opt for flat-panel technology. MP3 players showed a low single-digit comparable store sales decline, while digital imaging experienced a low double-digit decline.

The entertainment software revenue category, which comprised 16 percent of second-quarter revenue, was flat year-over-year on a comparable store sales basis. A double-digit gain in comparable store sales of video gaming was supported by strong sales of consoles, which offered better in-stock levels and attractive pricing. This gain was offset by continued comparable store sales declines for CDs and DVDs, as expected.

The appliances revenue category, which totaled 5 percent of fiscal 2009 second-quarter revenue, had a comparable store sales decline of 9.8 percent. This decrease was driven by a low double-digit decline in comparable store sales of major appliances amid a challenging industry-wide environment, partially offset by an increase in average selling prices versus the prior year. Despite negative industry trends, Best Buy estimates that it increased its market share in appliances due to increased customer interest in high-end appliances and a well-trained sales force.

International Segment Builds Capabilities, Prepares for Controlled Market Entries

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 30, 2008	Sept. 1, 2007	Aug. 30, 2008	Sept. 1, 2007
Revenue	$1,668	$1,516	$3,205	$2,739
Comparable store sales % change[1]	(1.0)%	16.3%	1.7%	14.7%
Gross profit as % of revenue	21.3%	21.2%	20.8%	20.6%
SG&A as % of revenue	19.9%	18.4%	20.1%	19.2%
Operating income	$24	$43	$24	$39
Operating income as % of revenue	1.4%	2.9%	0.7%	1.4%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

The company’s international segment—comprised of Best Buy, Best Buy Mobile and Geek Squad operations in Canada and China, Five Star operations in China, and Future Shop operations in Canada—generated $24 million in operating income for the fiscal second quarter, a planned reduction of $19 million versus the prior year period, as the company invested in international capabilities, prepared for expansion of Best Buy China and readied for market entries in Mexico, Turkey and Europe.

The international segment’s fiscal second-quarter revenue rose 10 percent to $1.7 billion. The revenue increase was driven by the net addition of 32 new stores and fluctuations in foreign currency exchange rates. Partially offsetting these gains was a 1.0-percent decline in comparable store sales versus a 16.3-percent gain in the prior year. Revenue results for the period included modest gains in Canada and soft results in China, where the earthquake and major stock market declines in the fiscal second quarter reduced consumer activity throughout the country.

The 10-basis-point improvement in the international gross profit rate was driven largely by improved promotional management coupled with optimization initiatives in China. These margin benefits were partially offset by negative changes in the revenue mix in Canada, reflecting increased sales of lower-margin notebook computers and video gaming hardware. The SG&A rate rose by 150 basis points due to continued planned investments in Best Buy China for future store expansion, new store start-up expenses for Mexico and Turkey, investments in information technology and customer analytics, as well as de-leverage of expenses associated with the comparable store sales decline and higher operating costs in China.

The company opened its second Best Buy store in China since quarter end and received government approval for four additional new stores, all four of which are expected to open within the next six months.

 “We’re extremely pleased to add Carphone’s 2,400 stores to our organization, and to welcome its many talented employees to our company,” said Bob Willett, CEO – International and CIO of Best Buy. “Their entrepreneurial spirit, marketing prowess and common vision for the future will accelerate our ability to open new Best Buy stores in Europe and tap the unmet needs of European customers.”

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Aug. 30, 2008	Sept. 1, 2007	Aug. 30, 2008	Sept. 1, 2007
Consumer Electronics	36%	35%	3.7%	10.3%
Home Office	30%	32%	(2.6)%	21.1%
Entertainment Software	11%	10%	13.1%	30.9%
Appliances	18%	18%	(13.2)%	(3.8)%
Services	5%	5%	(2.6)%	19.4%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(1.0)%	16.3%

 “Our Canadian business performed relatively well in a tough economic environment,” said Willett. “In China, the earthquake and the major decline in the Chinese stock markets had a major effect on the psyche of the country, leading to a dramatic impact on the economy and retail sales. Our comparable store sales in China declined by the high single digits. We would expect conditions in China to improve next quarter, due to pent-up consumer demand as the country’s people recover and rebuild.”

Store Counts and Shareholder Return Information

During the second quarter of fiscal 2009, the company opened 24 U.S. Best Buy stores, including five of its 45,000-square-foot stores, 18 of its 30,000-square-foot stores, and one of its 20,000-square-foot stores. At the end of the second quarter, the domestic segment included 973 Best Buy stores, 21 Best Buy Mobile stand-alone stores, seven Geek Squad stand-alone stores, 13 Magnolia Audio Video stores and 22 Pacific Sales showrooms. The international segment included

161 Five Star stores and one Best Buy store in China, as well as 133 Future Shop stores, 52 Best Buy stores and two Best Buy Mobile stand-alone stores in Canada. For the trailing 12 months, the company opened 160 new stores and closed four stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

On July 29, 2008, the company paid a dividend of 13 cents per share, or $53 million in the aggregate, which was a 30-percent increase compared with the dividend per share paid in the prior year’s fiscal second quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on Sept. 16, 2008. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe and China, Best Buy Co., Inc. (NYSE: BBY) is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy Co., Inc. family of brands collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Pacific Sales Kitchen and Bath Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and web sites, in-home solutions, product delivery and in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy Co., Inc., visit www.bestbuy.com.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	Aug. 30, 2008	Sept. 1, 2007	Aug. 30, 2008	Sept. 1, 2007
Revenue	$9,801	$8,750	$18,791	$16,677
Cost of goods sold	7,420	6,611	14,277	12,646
Gross profit	2,381	2,139	4,514	4,031
Gross profit %	24.3%	24.4%	24.0%	24.2%
Selling, general and administrative expenses	2,042	1,738	3,898	3,364
SG&A %	20.8%	19.9%	20.7%	20.2%
Operating income	339	401	616	667
Other income (expense)
Investment income and other	9	22	30	66
Interest expense	(21)	(23)	(34)	(30)
Earnings before income taxes, minority interest and equity in loss of affiliates	327	400	612	703
Income tax expense	122	144	228	257
Effective tax rate	37.3%	36.3%	37.2%	36.7%
Minority interest	(3)	(5)	(2)	(3)
Equity in loss of affiliates	—	(1)	(1)	(1)
Net earnings	$202	$250	$381	$442

Earnings per share
Basic	$0.49	$0.56	$0.92	$0.96
Diluted[1]	$0.48	$0.55	$0.91	$0.94

Dividends declared per common share	$0.13	$0.10	$0.26	$0.20

Weighted average common shares outstanding (in millions)
Basic	412.1	444.1	411.7	461.5
Diluted[1]	423.3	456.2	423.0	473.8

1          The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 for both the three months ended Aug. 30, 2008 and Sept. 1, 2007, respectively, and $2.9 for both the six months ended Aug. 30, 2008 and Sept. 1, 2007, respectively.

 – Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	Aug. 30,	Sept. 1,
	2008 [1]	2007
ASSETS
Current assets
Cash and cash equivalents	$656	$1,390
Short-term investments	4	121
Receivables	1,785	554
Merchandise inventories	6,105	4,650
Other current assets	782	733
Total current assets	9,332	7,448
Net property & equipment	4,119	3,118
Goodwill	2,536	1,053
Tradenames	188	93
Equity and other investments	497	200
Other assets	850	325
TOTAL ASSETS	$17,522	$12,237

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,924	$4,312
Accrued liabilities	2,502	1,778
Short-term debt	1,515	1,357
Current portion of long-term debt	39	20
Total current liabilities	9,980	7,467
Long-term liabilities	929	751
Long-term debt	1,136	600
Minority interests	725	38
Shareholders’ equity	4,752	3,381
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$17,522	$12,237

1          The condensed consolidated balance sheet at Aug. 30, 2008 includes the net assets of Best Buy Europe, which consists of total assets of $4,722, total liabilities of $1,844 and minority interest of $682 for an aggregate purchase price of $2,196.  See the supplemental schedule attached for the preliminary purchase price allocation of the nets assets acquired.

BEST BUY EUROPE

PRELIMINARY PURCHASE PRICE ALLOCATION

($ in millions)

(Unaudited)

Cash and cash equivalents	$219
Short-term investments	4
Receivables	1,186
Merchandise inventories	543
Other current assets	123
Property and equipment	555
Goodwill	1,491
Tradenames	94
Equity and other investments	14
Other assets (primarily customer relationships)	493
Total assets	4,722

Accounts payable	814
Accrued liabilities	694
Short-term debt	299
Long-term liabilities	37
Total liabilities	1,844

Minority interest	682

Net assets acquired	$2,196